NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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R. R. Donnelley & Sons Company

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2005

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

77 West Wacker Drive

Chicago, Illinois 60601-1696

Your vote counts. Please take a moment to read the information and instructions inside.

2005 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Renaissance Ballroom

Renaissance Chicago O’Hare Hotel

8500 W. Bryn Mawr Avenue

Chicago, IL 60631

WHEN

Thursday, May 26, 2005 at

10:00 a.m. Chicago time

WHY

•	To elect three directors for terms expiring at the 2008 Annual Meeting of Stockholders

•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

•	To vote on a stockholder proposal set out in the proxy statement, if it is properly introduced at the meeting

•	To conduct any other business if properly raised

RECORD DATE

The close of business on April 1, 2005

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet – even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 9. Most stockholders vote by proxy and do not attend the meeting in person. However, as long as you were a stockholder on April 1, 2005, you are invited to attend the meeting, or to send a representative. Please note that only persons with an admission ticket or evidence of stock ownership or who are guests of the company will be admitted to the meeting.

By Order of the Board of Directors

Theodore J. Theophilos

Secretary

April 14, 2005

2005 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 14, 2005

This proxy statement is issued by RR Donnelley in connection with the 2005 Annual Meeting of Stockholders scheduled for May 26, 2005. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 14, 2005.

Proposals

Proposal 1: Election of Directors

The company’s Certificate of Incorporation provides for three classes of directors. Each director serves a three-year term, and the terms of directors in each class expire in rotation. Therefore, at the meeting, stockholders will vote to elect three directors of Class 2. In accordance with the terms of the combination agreement between the company and Moore Wallace Incorporated (“Moore Wallace”) dated November 8, 2003 (the “Combination Agreement”), Mr. Riordan was appointed to the board effective February 27, 2004. In the following descriptions, director service includes service as a director of the company, Moore Wallace, Moore Corporation Limited (“Moore”) and Wallace Computer Services, Inc. Our nominees for director are:

Directors of Class 2 – Terms expire in 2008

Judith H. Hamilton

Former president and chief executive officer of Classroom Connect Inc., a provider of materials integrating the Internet into the education process, January 1999 to 2002; former president and chief executive officer of FirstFloor Software, an Internet software publisher, April 1996 through July 1998; former chief executive officer of Dataquest, a market research firm for technology, 1992-1996

Directorships: Artistic Media Partners, Inc.; Ex’pression University for New Media

Age: 60

Director since: 1995

Michael T. Riordan

Former chairman, president and chief executive officer of Paragon Trade Brands, Inc., a manufacturer of diapers and other absorbent products, from May 2000 to February 2002; former president and chief operating officer of Fort James Corporation from August 1997 to August 1998 and, prior to that, chairman, president and chief executive officer of Fort Howard Corporation

Directorships: Potlatch, Inc.

Age: 54

Director since: 1999

Bide L. Thomas	Former president of Commonwealth Edison Company, a producer, distributor and seller of electric energy, October 1987 to December 1992 (retired) Age: 69 Director since: 1987

The board recommends that stockholders vote for each of our nominees. The three persons receiving the greatest number of votes will be elected to serve as directors. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the board. The board may also choose to reduce the number of directors to be elected at the meeting.

Proposals

Proposal 2: Ratification of Auditors

Proposal 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the company for fiscal year 2005. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the company’s common stock present in person or by proxy at the 2005 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2005 is required to approve the proposal.

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2005.

Proposal 3: Stockholder Proposal

We have been notified that William Steiner, 112 Abbottsford Gate, Piermont, New York 10968, who has provided certification indicating that, as of October 18, 2004, he was the beneficial owner of 4,350 shares of the company’s common stock and that he intends to maintain such ownership through the date of the 2005 Annual Meeting, expects to introduce and support the following proposal at the 2005 Annual Meeting. Based on the information above, the stockholder proponent owns a total of approximately 0.002% of the total shares of the company’s common stock outstanding.

Subject Non-Deductible Executive Compensation to Shareholder Vote

RESOLVED, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

“Section A.1. Executive Compensation. From the date of adoption of this section no officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-removable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as “performance-based compensation” or as an “incentive stock option” within the meaning of the Internal Revenue Code only if:

(a)	in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

(b)	in the case of incentive stock options, the Corporation shall record as an expense on its financial statement the fair value of any stock options granted.”

This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968

This proposal would require that our company not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”

Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.

A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at

Proposals

the MONY 2003 annual meeting. The 38% yes-vote was more impressive because:

1)	This was the first time this proposal was ever voted

2)	The proponent did not even solicit shareholder votes.

I think it is reasonable to require our company to fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

Subject Non-Deductible Executive Compensation to Shareholder Vote Yes on 3.

Position of the Board of Directors

The Board of Directors recommends that the stockholders support the Board of Directors and vote AGAINST the stockholder proposal.

The compensation plans applicable to executive officers of the Company (those officers who are in the category mentioned in the stockholder proposal) have already been approved by stockholders. The 2004 Performance Incentive Plan (the “2004 PIP”) was approved by the company’s stockholders at the Special Meeting of Stockholders held on February 23, 2004. In 2003, the stockholders of Moore Wallace approved the Moore Wallace 2003 Long-Term Incentive Plan (the “2003 LTIP”) under which only former Moore Wallace employees may receive awards. Awards to executive officers under either of these plans are made and administered solely by the independent outside directors who sit on the Human Resources Committee of the Board of Directors.

The plans were carefully designed to allow the Human Resources Committee to administer compensation awards for executive officers in a manner that will preserve the tax deduction under Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. The committee generally favors performance-based compensation that ties the financial interests of the company’s executives to those of its stockholders, as is described under “Report on Compensation” below. Nevertheless, the committee reserves the right to pay compensation that is not fully deductible if it believes that, under the particular circumstances, doing so is in the best interests of the company and its stockholders. As presented, the proposal would put the company at a competitive disadvantage in recruiting and retaining the most experienced, skilled and talented executives available in today’s market and it would severely limit the Board of Director’s discretion by establishing an arbitrary constraint that does not take into account the compensation being paid to executives within our industry’s peer group.

While the applicable IRS regulations do not require the company to publish specific internal performance targets under the plans, the 2004 PIP lists the performance criteria that the Human Resources Committee may use in making awards that will be eligible for the tax deduction for qualified performance-based compensation under the applicable IRS regulations. In addition, the 2004 PIP puts limits on the maximum compensation that may be payable pursuant to qualified performance-based awards for any calendar year. The 2003 LTIP does not allow for performance-based awards.

Furthermore, compensation received by the named executive officers, including salary, bonus and equity grants, is described in detail under “Executive Compensation” below and all named executive officer employment agreements have been filed with the Securities and Exchange Commission, are publicly available and are described under “Executive Agreements” below.

With respect to accounting for stock options, in December 2004 the Financial Accounting Standards Board issued a revised Statement of Financial Accounting Standards No. 123 requiring companies to recognize compensation costs related to equity-based payment plans as expenses in financial statements effective as of the third quarter of 2005. The company intends to fully comply with FAS 123’s disclosure and accounting requirements.

The affirmative vote of the holders of a majority of the shares of the company’s common stock present in person or by proxy at the 2005 Annual Meeting and entitled to vote on the stockholder proposal is required to approve it.

The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

Your Proxy Vote

Voting Instructions

You are entitled to one vote for each share of the company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

If your shares are registered in your name, or if you hold your shares as a participant in one of the company’s stock funds through an RR Donnelley or Moore Wallace sponsored 401(k) plan, the Dividend Reinvestment Plan, the RR Donnelley Employee Monthly Investment Plan, the Moore Wallace Stock Purchase Plan or the Tax Credit Stock Ownership Plan, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. If you are a participant in one of the company’s stock funds, the Dividend Reinvestment Plan, the RR Donnelley Employee Monthly Investment Plan, the Moore Wallace Stock Purchase Plan or the Tax Credit Stock Ownership Plan, any proxy you submit, vote by telephone or over the Internet will be counted as representing these shares as well as any other shares you may own, as long as the shares are all registered in the same name. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at midnight the night prior to the 2005 Annual Meeting.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that the New York Stock Exchange has determined are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name — check the appropriate box on the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the meeting.

•	Shares registered in the name of your broker or other nominee — ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and either bring the admission ticket attached to the proxy card or evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the secretary of the company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the company will count all properly executed and unrevoked proxies that have been received in time for the 2005 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Your Proxy Vote

Voting Rules

When voting to elect directors, you have three options:

•	Vote for all nominees;

•	Vote for only some of the nominees; or

•	Withhold authority to vote for all or some of the nominees.

If a quorum is present at the meeting, the              persons receiving the greatest number of votes will be elected to serve as directors. Because of this rule, any shares that are not voted or whose votes are withheld will not influence the outcome of the election. Election of directors is considered a routine matter under the New York Stock Exchange Rules, so there will not be any broker non-votes with respect to this matter.

When voting on any other proposal, you again have three options, but different from those pertaining to the election of directors:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “abstain” from voting on a proposal, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted for or against any proposal, but will be counted as entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

If you are an employee who holds shares in the RR Donnelley 401(k) Stock Fund or the Tax Credit Stock Ownership Plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee of your plan will vote those shares against any proposal. If you are an employee who holds shares through a plan other than in the RR Donnelley 401(k) Stock Fund or the Tax Credit Stock Ownership Plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee of your plan will vote your plan shares in the same proportion as shares that were affirmatively voted by other plan participants. The trustee will also vote all shares of company common stock that are not credited to individual participants’ accounts, to the extent permitted by law, in the same proportion as shares that were affirmatively voted by participants. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, we must have your proxy voting instructions by midnight, May 20, 2005.

Broker non-votes are not counted in determining the number of shares voted for or against any non-routine proposal and will not be counted as entitled to vote on the proposal. Accordingly, broker non-votes will not affect the outcome of any non-routine proposal. Ratification of the appointment of the independent registered accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal. Stockholder proposals opposed by management are considered non-routine matters.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all three nominees for director;

•	FOR the ratification of the company’s auditors; or

•	AGAINST the stockholder proposal to subject non-deductible executive compensation to stockholder vote.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In these cases, non-voted shares are considered absent in the tallies for those proposals.

The company actively solicits proxy participation. In addition to this notice by mail, the company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the company doesn’t reimburse its own employees for soliciting proxies. The company has hired Morrow & Co. to help solicit proxies, and has agreed to pay them $6,500 plus out-of-pocket expenses. All costs of this solicitation will be borne by the company.

As of the record date, there were 213,225,138 shares of common stock outstanding. This does not include 29,733,220 shares held in the company’s treasury. Each outstanding share is entitled to one vote on each proposal.

Company Information

Stock Performance

The graph below compares five-year returns of the company’s common stock with those of the S&P 500 Index and a selected peer group of companies. The figures assume all dividends have been reinvested, and assume an initial investment of $100 on December 31, 1999. The returns of each company in the peer group have been weighted to reflect their market capitalizations.

Comparison of Five-Year Cumulative Total Return Among RR Donnelley, S&P 500 Index and Peer Group*

*	Fiscal Year Ended December 31

	December 31,
	1999	2000	2001	2002	2003	2004
RR Donnelley	$100.00	$113.19	$128.45	$97.81	$141.2	$171.01
Standard & Poor’s 500	100.00	90.90	80.09	62.39	80.29	89.03
Peer Group	100.00	90.39	87.55	76.86	99.79	104.00

RR Donnelley has traditionally provided a broad range of communications services to publishers, retailers, catalog merchants and information providers, among others. Following the combination with Moore Wallace, these services have been expanded to include print management and out-sourced communications services. Because our services and customers are so diverse, the company does not believe that any single published industry index is appropriate for comparing stockholder return. Therefore, the peer group used in the performance graph combines two industry groups identified by Value Line Publishing, Inc.: the publishing group (including printing companies) and the newspaper group. The company itself has been excluded, and its contributions to the indices cited have been subtracted out. The Value Line indices are those that investment analysts frequently use when comparing the company with other companies. Changes in the peer group from year to year result from companies being added to or deleted from the Value Line publishing group or newspaper group.

Companies in the Peer Group

Below are the specific companies included in the Value Line indices and the class of stock used if not common stock:

Company	Stock Class

Banta Corporation

Bowne & Co. Inc.

Deluxe Corporation

Dow Jones & Company, Inc.

Gannett Co., Inc.

John H. Harland Company

Knight-Ridder, Inc.

Lee Enterprises, Inc.

McClatchy Newspapers, Inc.	A

McGraw-Hill, Inc.

Media General, Inc.	A

Meredith Corporation

News Corp Ltd

The New York Times Company	A

Playboy Enterprises, Inc.	B

Pulitzer Publishing Company

Quebecor World Inc.

The Reader’s Digest Association, Inc.

Reuters Holdings PLC	ADR

Scholastic Corporation

The E.W. Scripps Company	A

Tribune Company

The Washington Post Company	B

John Wiley & Sons	A

Company Information

About the Continuing Directors

The information below describes the directors who are not standing for election whose terms continue to run after the meeting. Information on directors who are up for election this year is provided earlier under Proposal 1. In the following descriptions, director service includes service as a director of the company, Moore Wallace, Moore and Wallace Computer Services, Inc. In connection with the Combination Agreement which obligated the company to decrease the size of its board of directors from 15 to 11, Messrs. Donnelley and Eckert will retire from the board as of the date of the 2005 Annual Meeting and Mr. Brown and Ms. Manley, whose terms expire at the meeting, will retire and not stand for re-election.

Directors of Class 3 – Terms expire in 2006

Thomas S. Johnson

Retired chairman and chief executive officer of GreenPoint Financial Corp., a bank holding company, and its subsidiary, North Fork Bancorporation, Inc., a New York chartered savings bank, 1993 to 2004

Directorships: Alleghany Corporation; North Fork Bancorporation, Inc.;

The Phoenix Companies, Inc.; Federal Home Loan Mortgage Corp. (Freddie Mac)

Age: 64

Director since: 1990

John C. Pope

Chairman of PFI Group, LLC, a financial management firm that invests primarily in venture capital opportunities; Chairman of Waste Management, Inc., a NYSE-listed waste collection and disposal firm, since 1999; chairman of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components, from December 1995 to November 1999; president, chief operating officer and a director of UAL Corporation and United Air Lines from May 1992 to July 1994

Directorships: CNF, Inc.; Dollar Thrifty Automotive Group, Inc.; Federal-Mogul Corporation; Kraft Foods, Inc.; Waste Management, Inc.

Age: 56

Director since: 1996

Lionel H. Schipper, C.M.

President, Schipper Enterprises Inc., an investment company, and chairman, Fallbrook Holdings Ltd., a private investment firm, since 1981

Directorships: Clairvest Group Inc.; Four Seasons Hotels and Resorts Limited; H.O. Financial Ltd.

Age: 72

Director since: 2001

Norman H. Wesley

Chairman and chief executive officer of Fortune Brands, Inc., a manufacturer of consumer products, December 1999 to present; president and chief operating officer of Fortune Brands, Inc., 1999; chairman and chief executive officer of Fortune Brands, Inc. subsidiaries MasterBrand Industries, Inc., a hardware and home improvement company, and ACCO World Corporation, an office product company, 1997 through 1998; president and chief executive officer of ACCO World Corporation, 1990 to 1997

Directorships: Fortune Brands, Inc.; Pactiv Corporation

Age: 55

Director since: 2001

Company Information

Directors of Class 1 – Terms expire in 2007

Mark A. Angelson

Chief executive officer of the company since February 27, 2004; chief executive officer of Moore Wallace from May 2003 to February 2004; chief executive officer of Moore from January 2003 to May 2003; lead independent director and non-executive chairman of the board of Moore from November 2001 through December 2002. Deputy chairman of Chancery Lane Capital LLC, a private equity investment firm, from December 1999 through January 2002. Various executive capacities at Big Flower Holdings, Inc., a printing, advertising and marketing services company, and its successor, Vertis Holdings, Inc., including as executive deputy chairman, from March 1996 until March 2001

Age: 54

Director since: 2001

Robert F. Cummings, Jr.

Retired from the Goldman Sachs Group, Inc., an investment bank, at the end of 2001 after more than 28 years with the firm. Currently managing director of GSC Partners, a private investment firm

Directorships: ATSI Holdings, Inc.; Precision Partners, Inc.; Viasystems Corporation

Age: 55

Director since: 2003

Oliver R. Sockwell

President and chief executive officer of Construction Loan Insurance Corporation (Connie Lee) and its subsidiary, Connie Lee Insurance Company, financial guarantee insurance companies, 1987 to 1997 (retired)

Directorships: Liz Claiborne, Inc.

Age: 61

Director since: 1997

Stephen M. Wolf

Chairman of board of directors of the company; Managing partner of Alpilles, LLC, a private investment company, April 2003 to present; non-executive chairman of US Airways Group, Inc.*, an air carrier holding company, and its subsidiary US Airways, Inc., an air carrier, 2003; chairman of US Airways Group, Inc. and US Airways, Inc., 1996 to 2002; chief executive officer of US Airways Group, Inc. and US Airways, Inc., 1996 to 1998 and 2001 to 2002; previously and from 1994, senior advisor in Lazard Frères & Co. LLC, an investment banking firm.

Directorships: Altria Group, Inc.

Age: 63

Director since: 1995

*	U.S. Airways Group, Inc. filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on August 11, 2002 and emerged from bankruptcy protection under a plan of reorganization effective March 31, 2003.

In 2004, the board met 12 times. Each director of the company during 2004 was present for at least 75% of the total number of meetings of the board and those committees of which the director was a member during the period he or she served as a director.

Company Information

The Board’s Committees and Their Functions

The board has four standing committees, whose names and responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the company’s web site at www.rrdonnelley.com and a print copy is available upon request. Pursuant to the terms of the Combination Agreement, the Executive Committee of the board will be disbanded. The Executive Committee did not meet in 2004.

Audit Committee — reviews the scope of independent and internal audits and assesses the results. The committee selects, compensates, evaluates and, when appropriate, replaces the company’s independent registered public accounting firm. The committee also reviews the company’s financial disclosure documents, material litigation and regulatory proceedings and other issues relative to potentially significant corporate liability. As required by the Audit Committee Charter (attached as Exhibit A), each member of the Audit Committee is independent of the company, as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The board has determined that John C. Pope, chairman of the committee during 2004, is an “audit committee financial expert” as such term is defined under the federal securities laws. The board has also determined that the simultaneous service by Mr. Pope on the audit committees of 5 companies, including the company, does not impair his ability to serve on the company’s audit committee. The members of the Audit Committee through the 2005 Annual Meeting are Ms. Manley and Messrs. Brown, Pope and Thomas. The committee met 14 times in 2004.

Corporate Responsibility & Governance Committee — recommends nominees for election to the board of directors as well as appointees to fill any board vacancy. The committee establishes policies and guidelines concerning board practices and membership, including criteria for membership, committee structure, tenure and conducts board and director performance evaluations. The committee oversees the company’s employee health and safety, equal employment opportunity and environmental commitments. As required by its charter, each member of the Corporate Responsibility & Governance Committee is independent of the company as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The members of the Corporate Responsibility & Governance Committee through the 2005 Annual Meeting are Ms. Hamilton and Messrs. Cummings, Riordan and Sockwell. The committee met 6 times in 2004.

Finance Committee — reviews the company’s financial policies and makes recommendations regarding the company’s financial condition and allocation of funds, including dividend payments. The members of the Finance Committee through the 2005 Annual Meeting are Messrs. Donnelley, Riordan, Schipper and Wesley. The committee met 7 times in 2004.

Human Resources Committee — determines the compensation (including annual salary, bonus and other benefits) of senior officers. The committee also reviews performance standards for senior officers. The committee recommends new employee benefit plans and changes to stock incentive plans, votes on amendments to the non-stock employee benefit plans and causes management to report on retirement and welfare plans with respect to matters helpful in exercising its power as plan sponsor, including the powers to adopt, amend and terminate the plans. It also recommends candidates for election as senior officers. As required by its charter, each member of the Human Resources Committee is independent of the company, as such term is defined for purposes of the New York Stock Exchange’s listing standards and the federal securities laws. The members of the Human Resources Committee through the 2005 Annual Meeting are Messrs. Cummings, Johnson, Schipper and Wesley. The committee met 9 times in 2004.

Policy on Attendance at

Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. Eight of the then current members of the board attended the company’s 2004 Annual Meeting in person and six of the then current directors attended via teleconference.

Director Compensation

The company’s 2004 Performance Incentive Plan provides for an annual equity award to each non-

Company Information

employee director on the date of each annual meeting of stockholders of the company. The award may be in the form of stock options, restricted stock, stock units or stock appreciation rights, provided that the dollar value to a director of any award may not exceed three times the then current annual base cash retainer fee payable to non-employee directors. In determining the dollar value of an award, the board will use the fair market value of a share of the company’s common stock on the date of grant.

The board determined that, as of April 14, 2004, all non- employee director annual retainer and meeting fees would be paid in the form of restricted stock units (“RSUs”). The RSUs vest in two parts. The first one-third of the RSU award vests on the earlier of the third anniversary of the grant date and the date a director ceases to be a director of the company. The remaining two-thirds of the RSU award vests on the date the director ceases to be a director of the company. Each director has the option to defer the first one-third of the RSU award until the date the director ceases to be a director of the company. The company may elect to make payment in the form of shares of the company’s common stock or cash upon vesting. Each director will receive the following annual awards, as applicable:

•	an RSU grant, the fair market value of which is $180,000, as a base retainer for serving as a director;

•	an RSU grant, the fair market value of which is $120,000, for serving as the chairman of the board;

•	an RSU grant, the fair market value of which is $35,000, for serving as the chairman of the audit committee;

•	an RSU grant, the fair market value of which is $20,000, for serving as chairman of any other committee; and

•	an RSU grant, the fair market value of which is $20,000, for serving as a member of the audit committee other than the chairman.

Non-employee directors may also elect to participate in the company’s medical benefit plans. Any director who so elects pays the full cost of participation as if such director were a retiree of the company.

To emphasize the importance of stock ownership by directors, the board has established stock ownership guidelines that require directors to acquire and hold over time company stock and restricted stock units having a market value equal to five times the cash value of the annual base retainer paid a director.

Under the former retirement plan for directors, which plan does not apply to directors first elected on or after January 1, 2000, each of the current directors who was active as of January 1, 1997 elected to either:

•	receive a credit for the present value of his or her earned annual retirement benefit as of December 31, 1996 (based on a deferred compensation agreement); or

•	convert the present value of his or her earned annual retirement benefit into shares of phantom stock.

In addition, non-employee directors who served on the board between January 1, 1997 and January 1, 2000 and who had less than ten years of service on the board received annual awards of phantom stock from 2000 through 2004. The phantom stock was credited as of January 1 each year, with the number of shares determined by dividing 35% of the director’s annual base cash retainer by the fair market value of a share of common stock. A final phantom stock award was made on January 1, 2004 with the number of shares- awarded reflecting service on the board in 2004 for the two months prior to the acquisition of Moore Wallace.

As of January 2, 2000, the company ceased to have a retirement program for directors, although benefits previously accrued continue to be paid.

Corporate Governance

Corporate Governance Principles

The board has adopted a set of Corporate Governance Principles to provide guidelines for the company and the board to ensure effective corporate governance. The Corporate Governance Principles cover topics including, but not limited to, director qualification standards, board and committee composition, director access to management and independent advisors, director orientation and continuing education, director retirement age, succession planning and the annual evaluations of the board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending to the board any changes to the principles. The full text of the Corporate Governance Principles is available through the Corporate

Company Information

Governance link on the Investors page of the company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request.

Code of Ethics

The company maintains a Principles of Ethical Business Conduct and the policies referred to therein which are applicable to all directors and employees of the company. In addition, the company has adopted a Code of Ethics that applies to the chief executive officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover all areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The company encourages all employees, officers and directors to promptly report any violations of any of the company’s policies. In the event that an amendment to, or a waiver from, a provision of the Principles of Ethical Business Conduct or the Code of Ethics that applies to any of the company’s directors, chief executive officer or senior financial officers is necessary, the company intends to post such information on its web site. The full text of the Principles of Ethical Business Conduct is available through the Corporate Governance link on the Investors page of the company’s web site at the following address: www.rrdonnelley.com and a print copy is available upon request. A copy of our Code of Ethics has been filed with the SEC.

Independence of Directors

The company’s Corporate Governance Principles provide that the board must be composed of a majority of independent directors. No director qualifies as independent unless the board affirmatively determines that the director has no material relationship with the company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the company. The board has determined that all of the non-management directors who will serve as directors in 2005 are independent in accordance with the standards adopted by the board and listed below. The board also took into account any other relevant facts and circumstances. Generally, a director will not be independent if:

•	the director is or has been an employee of the company within the three years prior to the date of determination or has an immediate family member who is or has been an executive officer of the company within such three-year period;

•	the director has received or an immediate family member has received, during any twelve-month period within the three years prior to the date of determination, more than $100,000 in direct compensation from the company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	the director is, or has an immediate family member who is, a current partner of a firm that is the company’s internal or external auditor;

•	the director is a current employee of the company’s internal or external auditor;

•	the director has an immediate family member who is a current employee of the company’s internal or external auditor and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	the director was, or has an immediate family member who was, within the three years prior to the date of determination (but is no longer), a partner or employee of the company’s internal or external auditor and personally worked on the company’s audit within that time;

•	the director or an immediate family member is, or has been within the three years prior to the date of determination, employed as an executive officer of another company where any of the company’s present executive officers at the same time serves or served on that company’s compensation committee;

•	the director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the company for property or services in an amount which, in any of the three fiscal years prior the date of determination, exceeds the greater of $1 million and 2% of such other company’s consolidated gross revenues;

•	the director or an immediate family member is, or has been within the three years prior the date of determination, a director or executive officer of another company that is indebted to the company, or to which the company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets; or

Company Information

•	the director or an immediate family member is, or has been within the three years prior the date of determination, an officer, director or trustee of a charitable organization if the company’s annual charitable contributions to the organization exceeds or exceeded the greater of $1 million and 2% of such charitable organization’s gross revenue.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not company officers, and include directors, if any, who are not “independent” by virtue of a material relationship with the company, any such director’s former status with the company or a family relationship. Executive sessions are led by the chairman of the company. An executive session is held in conjunction with each regularly scheduled board meeting. Each committee of the board also meets in executive session without management in conjunction with each regularly scheduled committee meeting.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the company’s principal executive offices at 77 West Wacker Drive, Chicago, Illinois 60601) and otherwise in accordance with the procedures outlined under “Submitting Stockholder Proposals and Nominations for 2006 Annual Meeting.”

In addition to nominees recommended by stockholders, the committee also considers candidates recommended by management or other members of the board. The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other nominee.

In identifying and evaluating nominees for director, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the committee measures other criteria as it deems appropriate, including the personal and professional qualities, experience and education of the nominees, as well as the mix of skills and experience on the board prior to and after the addition of the nominees.

The Corporate Responsibility & Governance Committee from time to time has engaged third-party search firms to identify candidates for director, and has used search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The board has established procedures for stockholders to communicate with the board. A stockholder may contact the board by writing to the chairman of the Corporate Responsibility & Governance Committee or the other non-management members of the board by writing to their attention at the company’s principal executive offices at 77 West Wacker Drive, Chicago, Illinois 60601. Stockholders must include the number of shares of the company’s common stock he or she holds in any communication to the board. Communications received in writing are distributed to the chairman of the Corporate Responsibility & Governance Committee or non-management directors of the board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the company’s Secretary, improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the company or the company’s business or communications that relate to improper or irrelevant topics.

Company Information

Stock Ownership

The table below lists the beneficial ownership of common stock as of March 1, 2005 by all directors and nominees, each of the persons named in the tables under “Executive Compensation” below, and the directors and executive officers as a group. In calculating the percentages of outstanding stock, each listed person’s stock options that are or will be exercisable prior to May 1, 2005 have been added to the total outstanding shares for such person’s calculation. The table also lists all institutions and individuals known to hold more than 5% of the company’s common stock. This information has been obtained from filings with the Securities and Exchange Commission as of March 1, 2005. The percentages shown are based on outstanding shares of common stock as of February 28, 2005.

Beneficial Stock Ownership of Directors, Executives and Large Stockholders

Name	Shares(1)		Restricted Shares(2)	Outside Director Restricted Stock Units(3)	Stock Options Exercisable Prior to 5/1/05	Total Shares(4)	% of Total Outstanding

Mark A. Angelson	227,296	(5)	0	0	572,119	799,415	*
Gregory Q. Brown	1,037		0	6,602	6,873	7,910	*
Robert F. Cummings, Jr.	3,465		0	5,942	0	3,465	*
James R. Donnelley	2,927,611	(6)	0	5,942	57,821	2,985,432	1.4
Alfred C. Eckert III	23,625		0	6,602	6,300	29,925	*
Judith H. Hamilton	9,139		0	6,602	29,814	38,953	*
Thomas S. Johnson	8,564		0	6,602	44,897	53,461	*
Joan D. Manley	2,205		0	6,602	3,150	5,355	*
John C. Pope	15,180	(7)	0	7,097	0	15,180	*
Michael T. Riordan	10,661	(8)	0	5,942	0	10,661	*
Lionel H. Schipper, C.M.	20,655	(9)	0	6,602	6,300	26,955	*
Oliver R. Sockwell	3,000		0	5,942	21,814	24,814	*
Bide L. Thomas	6,779		0	6,602	30,021	36,800	*
Norman H. Wesley	3,000	(10)	0	5,942	6,873	9,873	*
Stephen M. Wolf	30,000		0	9,903	33,814	63,814	*

Dean E. Cherry	66,761	(11)	23,624	0	126,000	216,385	*
John R. Paloian	183	(12)	0	0	25,000	25,183	*
Thomas J. Quinlan	139,419	(13)	18,900	0	141,750	300,069	*
Theodore J. Theophilos	23,535	(14)	35,437	0	0	58,972	*
William L. Davis(15)	10,000		0	0	1,446,000	1,456,000	*
All directors and executive officers as a group**	3,576,463		77,961	92,924	1,134,596	4,789,020	2.2
Dodge & Cox(16)	13,519,343	(17)	0	0	0	13,519,343	6.2
*	Less than one percent.
**	Totals do not include stock owned by individuals who were not serving as executive officers on December 31, 2004.
[1]	Does not reflect phantom stock which directors may have elected to receive in lieu of deferred fees.
[2]	Subject to repurchase upon the occurrence of certain events, limits on sale or transfer and vesting.
[3]	Outside director restricted stock units are payable in shares of common stock or cash, as determined by the Company, upon termination from the Board of Directors.
[4]	Does not include outside director restricted stock units because ownership of the units does not confer any right to ownership of the underlying shares.
[5]	Includes 174,958 shares owned directly and 52,338 shares owned by the Mark Alan Angelson 1997 Trust, of which Mr. Angelson serves as the trustee and of which Mr. Angelson may be deemed to have beneficial ownership.
[6]	Includes 2,104,520 shares for which Mr. Donnelley shares voting and investment authority; does not include 60,695 shares owned by a family member to which beneficial ownership is disclaimed.
[7]	Includes 13,604 shares held in trust pursuant to a deferred compensation plan.
[8]	Includes 5,163 shares held in trust pursuant to a deferred compensation plan.
[9]	Includes 15,750 shares held by Fallbrook Holdings Limited, as nominee for Hawk Hill Investments Limited, an entity wholly-owned by Mr. Schipper and the Lionel Schipper Family Trust (of which Mr. Schipper and his spouse are the trustees).
[10]	Does not include 375 shares owned by a family trust to which beneficial ownership is disclaimed.

Company Information

[11]	Includes 51,660 shares owned directly, 6,381 shares held directly under the Moore Wallace Employee Stock Purchase Plan, 3,176 shares held in Mr. Cherry’s 401(k) Plan account and indirect holdings of 5,544 shares held by Mr. Cherry as custodian for his children.
[12]	Includes 183 shares held in Mr. Paloian’s 401(k) Plan account.
[13]	Includes 126,594 shares owned directly, 8,773 shares held directly under the Moore Wallace Employee Stock Purchase Plan and 4,052 shares held in Mr. Quinlan’s 401(k) Plan account.
[14]	Includes 22,838 shares owned directly and 697 shares held directly under the Moore Wallace Employee Stock Purchase Plan.
[15]	Was not serving as an executive officer at December 31, 2004.
[16]	Dodge & Cox is an investment advisor and is located at One Sansome Street, 35th Floor, San Francisco, California 94104.
[17]	This amount reflects the total shares held by Dodge & Cox clients. Dodge & Cox has sole investment authority over all shares, sole voting authority over 12,486,097 shares, shared voting authority over 242,800 shares and no voting authority over 790,446 shares.

Company Information

Executive Compensation

The summary compensation table summarizes the compensation of the persons who served as the company’s chief executive officer during 2004 and the four highest paid persons required to be disclosed who were serving as executive officers at year end 2004, for up to three calendar years in which they served as executive officers. Compensation reflected in the below table and related footnotes includes compensation for fiscal 2004 paid by the company to Messrs. Angelson, Cherry, Quinlan and Theophilos following the February 27, 2004 acquisition of Moore Wallace and does not include prior compensation paid by Moore Wallace to such persons.

Summary Compensation Table

		ANNUAL COMPENSATION					LONG-TERM COMPENSATION
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other ($)		Restricted Stock or Stock Unit Awards ($)		Securities Underlying Options (#)	LTIP Payouts ($)		All Other Compensation ($)

Mark A. Angelson Chief Executive Officer	2004	833,333	3,000,000		112,742	(1)	9,845,600	(2)	1,000,000	0		177,150	(3)

Dean E. Cherry Group President, IPC	2004	400,000	720,000		57,945	(4)	0		0	0		75,378	(5)

John R. Paloian Group President, PRS	2004	384,058	700,000 400,000	(6)	13,324	(7)	0		100,000	0		3,929	(8)

Thomas J. Quinlan Executive Vice President	2004	400,000	720,000		34,979	(9)	0		0	0		82,624	(10)

Theodore J. Theophilos Chief Administrative Officer	2004	400,000	720,000		60,779	(11)	0		0	0		85,692	(12)

William L. Davis(13)	2004	150,000	0		36,654	(14)	0		0	3,847,100	(15)	11,745,993	(16)
Former Chairman,	2003	900,000	37,877		114,468	(17)	0		393,750	3,450,704		53,361
President and CEO	2002	900,000	0		114,017	(17)	0		236,000	0		442,654
[1]	Represents benefits paid under now terminated Moore Wallace Supplemental Executive Health Program of $33,090, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $54,038, tax payments made by the company relating to premiums paid by the company for group term life insurance of $10,929 and $14,685 for use of the RR Donnelley-owned airplane. In accordance with his employment agreement, the company maintains an apartment for Mr. Angelson that he uses for business purposes.
[2]	Represents 310,000 restricted stock units granted on February 27, 2004 pursuant to Mr. Angelson’s employment agreement multiplied by the closing price of $31.76 on the date of grant.
[3]	Includes $156,354 of vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, $16,775 of premiums paid for group term life insurance, $3,400 of company match under the Moore Wallace 401(k) Savings Plan and $621 imputed taxable income with respect to group life insurance coverage in excess of $50,000.
[4]	Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $8,099, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $31,639, tax payments made by the company relating to premiums paid by the company for group term life insurance of $751, tax payments made by the company relating to relocation costs paid by the company of $1,249, a $14,000 car allowance and tax payments made by the company relating to Mr. Cherry’s car allowance of $2,207.
[5]	Includes $72,678 of vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, $1,550 of premiums paid for group term life insurance and $1,150 of company match under the Moore Wallace 401(k) Savings Plan.
[6]	Includes a $400,000 one-time payment in connection with Mr. Paloian’s hire by the company.
[7]	Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $724 and a $12,600 car allowance.
[8]	Includes $3,075 of company match under the RR Donnelley 401(k) Savings Plan, tax payments made by the company related to the now terminated Supplemental Executive Health Program of $381 and $473 imputed taxable income with respect to group life insurance coverage in excess of $50,000.

Company Information

[9]	Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $5,532, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $10,920, tax payments made by the company relating to premiums paid by the company for group term life insurance of $1,166, a car allowance of $14,000 and tax payments made by the company relating to Mr. Quinlan’s car allowance of $3,361.
[10]	Includes $79,830 vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, $1,550 of premiums paid for group term life insurance and $1,244 of company match under the Moore Wallace 401(k) Savings Plan.
[11]	Includes benefits paid under the now terminated Moore Wallace Supplemental Executive Health Program of $15,767, tax payments made by the company relating to the now terminated Supplemental Executive Health Program of $24,209, tax payments made by the company relating to premiums paid by the company for group term life insurance of $751, a $16,520 car allowance and tax payments made by the company relating to Mr. Theophilos’ car allowance of $3,532.
[12]	Includes $77,992 of vested benefit under Moore Wallace’s Supplemental Executive Retirement Plan – B, $1,550 of premiums paid for group term life insurance and $6,150 company match under the Moore Wallace 401(k) Savings Plan.
[13]	Retired as chairman, president and chief executive officer of the company on February 27, 2004.
[14]	Includes tax payments made by the company relating to premiums paid by the company for whole life and disability insurance of $9,429 and $27,225 for use of the RR Donnelley-owned airplane.
[15]	In January 2003, Mr. Davis received a long-term incentive plan award that, under the terms of the Consulting and Release Agreement, was paid on a pro rata basis through his retirement date.
[16]	In connection with Mr. Davis’ retirement, he received a $9,464,340 payout under the RR Donnelley Supplemental Executive Retirement Plan, a $165,724 vacation payout, and pursuant to the terms of his Consulting and Release Agreement, a payment of $2,100,000 in exchange for consulting services and a release of any claims. Also includes $12,000 paid for financial planning, $854 imputed taxable income with respect to whole life insurance and $3,075 of company match under the RR Donnelley 401(k) Savings Plan.
[17]	Includes $40,684 and $39,299 for use of the RR Donnelley-owned airplane and automobiles in 2003 and 2002, respectively.

As of December 31, 2004, the named executives’ holdings of shares of restricted common stock and restricted stock units were valued as follows:

Detail Table 1: Restricted Common Stock and Restricted Stock Units

Name	Shares of Restricted Common Stock and Stock Units		Value ($)(1)

Mark A. Angelson	317,602	(2)	11,208,175

Dean E. Cherry	67,724	(3)	2,389,980

John R. Paloian	0		0

Thomas J. Quinlan	75,600	(4)	2,667,924

Theodore J. Theophilos	79,537	(5)	2,806,861

William L. Davis
[1]	Value of restricted common stock and stock units as of December 31, 2004 is determined by multiplying the number of shares or units by the fair market value on December 31, 2004. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report ($35.29). See also Detail Table 5: Long-Term Incentive Awards in 2004 for information regarding incentive performance units awarded in 2004.
[2]	Consists of 317,602 restricted stock units, including 7,602 restricted stock units accrued as dividends.
[3]	Consists of 23,624 shares of restricted common stock and 44,100 restricted stock units.
[4]	Consists of 18,900 shares of restricted common stock and 56,700 restricted stock units.
[5]	Consists of 35,437 shares of restricted common stock and 44,100 restricted stock units.

Restricted stock generally vests in equal proportions over four years and the shares of restricted stock pay dividends at the same rate and time as company common stock. Other than Mr. Angelson’s restricted stock units, the restricted stock units generally vest in equal proportions over four years and have no dividend rights. Mr. Angelson’s restricted stock units vest pursuant to the terms of his employment agreement (see “Executive Agreements” below) and accrue dividends at the same rate and time as company common stock and are credited to him as additional restricted stock units as though they were reinvested in additional shares of common stock. All restricted stock units are payable in shares of common stock of the company upon vesting.

Company Information

The following table details options to purchase common stock that were granted in 2004 to the individuals named in the summary compensation table:

Detail Table 2: Option Grants in 2004

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2004	Exercise Price ($)	Expiration Date	Grant Date Present Value ($)(2)

Mark A. Angelson	1,000,000	48.4	31.49	2/26/2014	6,530,000
Dean E. Cherry	0	—	—	—	—
John R. Paloian	100,000	4.8	29.24	3/28/2014	572,000
Thomas J. Quinlan	0	—	—	—	—
Theodore J. Theophilos	0	—	—	—	—
William L. Davis	0	—	—	—	—
[1]	Options become exercisable in equal proportions over a four-year period starting on the grant date. This schedule may be accelerated upon death, disability or a change in control.
[2]	Grant date present value reflects a reduced value attributable to potential forfeiture due to vesting requirements or shortened exercise period following employment termination.

The company uses the Black-Scholes option pricing method to calculate the value of stock options as of the date of grant. The accuracy of this model depends on key assumptions about future interest rates, stock price volatility and dividend yields, among other factors. The grant date present value of these options was calculated using the figures below:

Detail Table 3: Estimated Grant Date Present Value of Options

Name	Grant Date	Expiration Date	Volatility Factor	Yield	Annual Dividend Rate	Risk-Free Rate of Return

Mark A. Angelson	2/27/2004	2/26/2014	28.63%	3.33%	$1.04	3.00%

John R. Paloian	3/29/2004	3/28/2014	28.24%	3.59%	$1.04	2.86%

The following table reflects options exercised in 2004 and the value of options at December 31, 2004 held by the individuals named in the summary compensation table.

Detail Table 4: Options Exercised During 2004 and Year-End Option Values

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at 12/31/04 (#)	Value of Unexercised In-the-Money Options at 12/31/04 ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable

Mark A. Angelson	0	—	322,119/1,000,000	5,972,933/3,800,000

Dean E. Cherry	0	—	126,000/0	2,624,580/0

John R. Paloian	0	—	0/100,000	0/605,000

Thomas J. Quinlan	0	—	141,750/0	3,408,615/0

Theodore J. Theophilos	0	—	0/0	0/0

William L. Davis	603,750	8,099,030	1,446,000/0	5,698,060/0
[1]	Value realized is determined by subtracting the exercise price from the fair market value on the date of exercise. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report ($35.29).
[2]	Value of unexercised options is determined by subtracting the exercise price from the fair market value on December 31, 2004. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report ($35.29).

Company Information

The following table reflects the long-term incentive awards, consisting of incentive performance units (“PSUs”), granted under the 2004 Performance Incentive Plan to Mr. Angelson and the other individuals named in the summary compensation table in 2004:

Detail Table 5: Long-Term Incentive Awards in 2004

	Number of Units (#)	Performance or Other Period until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans(1)
Name			Threshold (Units)	Target (Units)	Maximum (Units)	Value($)(2)

Mark A. Angelson	300,000	3 years	300,000	600,000	900,000	10,587,000

Dean E. Cherry	25,000	3 years	25,000	50,000	75,000	882,250

John R. Paloian	25,000	3 years	25,000	50,000	75,000	882,250

Thomas J. Quinlan	25,000	3 years	25,000	50,000	75,000	882,250

Theodore J. Theophilos	25,000	3 years	25,000	50,000	75,000	882,250

William L. Davis	0	—	—	—	—	—
[1]	Each PSU is equivalent in value to one share of the company’s common stock. 50% of the PSUs are earned for achieving specified business objectives of normalized earnings-per-share and 50% of the PSUs are earned for achieving specified business objectives of cost savings, each over a three-year performance period beginning February 27, 2004 and ending February 26, 2007. Performance against each of the targets will be subject to separate payout calculations. In each case, the minimum target must be reached in order for the holder to be entitled to receive any PSUs. After the performance period, the earned PSUs will be paid in stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each PSU will be equal to the fair market value of one share of the company’s common stock on the payment date. The amounts represent the number of PSUs that can be earned if attainment of both business objectives is achieved. In the event that only one objective is achieved, then the number of PSUs earned would be 50% of the amount reported.
[2]	Value of PSUs as of December 31, 2004 is determined by multiplying the threshold number of units by the fair market value on December 31, 2004. Fair market value is the closing price reported in the New York Stock Exchange Composite Transactions report ($35.29).

PSUs were granted pursuant to award agreements to each holder named above. If the holder’s employment is terminated by the company without cause or by the holder for good reason (each as defined in the holder’s employment agreement), (1) the measurement date for purposes of calculating the payout under those PSUs that are linked to cost savings will be the date of termination and (2) the PSUs that are linked to normalized earnings per share targets will vest and be payable, if at all, on the same terms and conditions that would have applied had such holder’s employment not been terminated (i.e., performance measured on February 27, 2007). If the holder’s employment terminates by reason of death or disability, 50% of any unvested PSUs will vest and become payable, assuming the attainment of threshold performance or, if greater, based on actual performance through the date of death or determination of disability. In addition, pursuant to the terms of Mr. Angelson’s PSU award agreement, if Mr. Angelson’s employment terminates by reason of retirement, a pro-rated portion of PSUs held by Mr. Angelson will vest and be payable, if at all, on the same terms and conditions that would have applied had his employment not terminated (i.e., performance measured on the third anniversary of the date of grant). The pro-rated portion of Mr. Angelson’s PSUs shall be determined by multiplying the total number of PSUs by a fraction, the numerator of which is the total number of days between the date of grant and the date of Mr. Angelson’s termination by reason of retirement and the denominator of which is 1,096. If the holder’s employment is terminated by the company for cause or is terminated by the holder other than for good reason, death, disability or, in the case of Mr. Angelson only, retirement, any unvested PSUs shall be forfeited. In the event of a change in control, (1) the measurement date for purposes of calculating the payout under those PSUs that are linked to cost savings will be the date of the change in control (the actual cost savings achieved through such date) and (2) the PSUs that are linked to normalized earnings per share targets will vest and be payable, if at all, as reasonably determined based upon the company’s internal forecasts as to normalized earnings per share as of the date of the change in control.

Company Information

Retirement Benefits

Under the Retirement Benefit Plan of RR Donnelley & Sons Company, the Retirement Income Plan of Moore Wallace North America, Inc., the RR Donnelley & Sons Company Unfunded Supplemental Benefit Plan, and the Moore Wallace Unfunded Supplemental Retirement Income Plan (which we collectively refer to as the Retirement Plans), each year employees accrue retirement benefits of 0.7% of covered compensation. Employees of RR Donnelley & Sons Company who met certain requirements and whose age and service points as of December 31, 2004 equaled 55 to 64 accrue an additional 0.25% of compensation and those with 65 or more points accrue an additional 0.50% of compensation. Compensation covered by the Retirement Plans generally includes salary and annual cash bonus awards.

The U.S. government places limitations on pensions that can be accrued under federal income tax qualified plans. Pension amounts that exceed such limitations as well as benefits accrued under certain executives’ employment agreements discussed under “Executive Agreements” are paid under the RR Donnelley & Sons Company Unfunded Supplemental Benefit Plan or the Moore Wallace Unfunded Supplemental Retirement Income Plan.

New participants in the Retirement Plans will receive a career average plan benefit. Under the career average plan benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, in an actuarially reduced amount for the life of the participant and surviving spouse or other named survivor. Some participants have a pre-2005 cash balance or pension equity benefit with respect to which they can elect to receive a lump sum amount upon termination.

Except as otherwise noted, the following table shows estimates of the annual benefits payable to the individuals named in the summary compensation table upon retirement at age 65. These estimates include the annual benefits computed on service through December 31, 2004 and additional annual benefits they may earn in the future, assuming they continue in the company’s employ to age 65 at current base pay plus incentives.

Retirement Benefits

Name	Annual Benefits Accrued through 12/31/04 ($)		Estimated Annual Benefits 1/1/2005 through Age 65 ($)	Estimated Total Annual Benefits ($)

Mark A. Angelson	135,417	(1)	970,207	1,105,624
Dean E. Cherry	0	(2)	175,000	175,000
John R. Paloian	36,785	(1)	154,700	191,485
Thomas J. Quinlan	0	(2)	194,600	194,600
Theodore J. Theophilos	0	(2)	116,900	116,900
William L. Davis	1,132,955		0	1,132,955	(3)
[1]	Includes cash balance benefits converted to age 65 annuity.
[2]	The Retirement Income Plan of Moore North America, Inc. was frozen prior to Mr. Cherry’s, Mr. Quinlan’s and Mr. Theophilos’ date of hire by Moore. As of January 1, 2005, these executives began to accrue benefits under the Retirement Benefit Plan of RR Donnelley & Sons Company.
[3]	Mr. Davis’ pension benefits are governed by his 2001 employment agreement. His benefits under the RR Donnelley Unfunded Supplemental Benefit Plan were paid out as a lump sum pursuant to the terms of his Consulting and Release Agreement. Mr. Davis remains entitled to benefits accrued under the Retirement Benefit Plan of RR Donnelley & Sons Company.

Company Information

Report on Compensation

The Human Resources Committee administers the company’s executive compensation program. The committee establishes the company’s overall compensation strategy to ensure that management is rewarded appropriately and that executive compensation supports the company’s objectives. In carrying out its responsibilities, the committee reviews and determines the compensation (including salary, bonus and other benefits) of the company’s chief executive officer, other senior officers and key management employees.

Executive Compensation Policy

The general objective of the executive compensation policies is to target a competitive level of compensation that will enable the company to secure the services of the talented executive officers necessary to achieve the company’s financial and strategic growth goals. Given these goals, the committee has designed a compensation program that is balanced between short-term and long-term compensation. The program is comprised primarily of base salary, annual cash incentive bonuses, equity-based awards under stock plans and other benefits under the company’s benefit plans and programs.

In setting the total compensation of executive officers, the committee considers the following:

•	company performance, both separately and compared to other companies;

•	business unit performance;

•	the individual performance and scope of responsibility of each executive officer;

•	the overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; and

•	the recommendations of professional compensation consultants and management.

The company has employment agreements with all of its executive officers. These agreements set forth, among other things, minimum base salaries and bonus opportunities based upon a percentage of base salary. With respect to 2004, four of eight persons, excluding the chief executive officer, were awarded increased salary and bonus levels to reflect increased responsibilities of such persons following the acquisition of Moore Wallace. With respect to those executive officers and newly hired executive officers in 2004, the committee considered some or all of the factors described above. In general, the committee’s philosophy for executive compensation involves determining the individual elements of the total compensation package based on the desired mix of salary and at-risk components in both short- and long-term compensation. The committee believes that more than 50% (depending on the level of responsibility of an executive officer) of targeted annual cash compensation should be linked to company performance.

Base Salary and Annual Incentives

In making compensation decisions, the committee takes into consideration the company’s overall performance measured primarily by the company delivering on its financial commitments to shareholders as well as the performance of the unit headed by the executive, the relationship of the executive’s salary to the salary range for the position and to the executive’s peers with comparable responsibilities, and other considerations the committee believes are appropriate in the circumstances. The committee periodically reviews the base salary of each executive officer and increases in compensation generally occur on a 12 to 24-month basis. Compensation increases are also considered as additional responsibilities are added to an executive’s role in the company.

In 2004, the salary and annual incentive levels of executive officers were either determined as part of the negotiation of new employment agreements or were reviewed in light of the factors described above. In determining the base salaries for newly hired officers, the committee considered the new hire’s job responsibilities, position accountabilities, any specialized skills and abilities and the compensation levels of the balance of the executive officers.

Annual cash incentives for executive officers that report directly to the chief executive officer link payments to company performance. If the corporate objective is not met, no annual incentive awards are paid. Annual cash incentives for all other eligible employees, including for executive officers that do not report directly to the chief executive officer, link payments to company performance, business unit performance and individual attainment of three to four additional, targeted objectives. Corporate performance was measured against earnings per share and business unit performance was measured against earnings targets.

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The amounts of the annual cash incentives for all executive officers (other than the chief executive officer) ranged from 100% to 150% of base salary. In 2004, the company’s performance exceeded the threshold for payment and full awards were paid to each executive officer.

Equity-Based Awards

Long-term incentive program awards, stock options, restricted stock and restricted stock unit awards are intended to closely align executive pay with stockholder interests.

•	Long-term incentive program awards provide senior management with an incentive opportunity linked to multiple-year corporate financial performance and stockholder value. In 2004, certain awards made to executive officers were in the form of performance units. Each performance unit is equivalent in value to one share of the company’s common stock on the date of grant. Executives were awarded a number of units at the beginning of the three-year performance period. The performance units are earned based on achieving a threshold level of performance measured by cost savings targets (50%) and normalized earnings per share targets (50%). Up to 300% of the number of units granted may be earned if performance exceeds specified target levels (see Detail Table 5: Long-Term Incentive Awards in 2004). At the company’s election, the performance units are settled in cash or shares of common stock.

•	Stock options are granted at not less than the market price of the company’s common stock on the grant date, generally vest over a period of four years and expire after ten years. Stock options only have value if the company’s stock price appreciates after the options are granted. Only two executive officers (other than the chief executive officer) received option grants in 2004; such grants were part of the negotiation of new employment agreements.

•	Restricted stock units are equivalent in value to one share of the company’s common stock and are settled in stock upon vesting. Restricted stock units generally vest in equal proportions over four years. Restricted stock units do not generally entitle the recipient to voting or dividend rights until the units vest. Restricted stock and restricted stock unit awards are made periodically to provide additional retention incentives to critical members of the executive team. In 2004 restricted stock units were granted by the committee to one newly hired executive officer as part of the negotiation of the employment agreement.

Other Benefits

Certain executive officers participated in the Moore Wallace Supplemental Executive Health Program, which provided for reimbursement of all health-care related out-of-pocket expenses for such executives. This program was terminated as of July 1, 2004. Executive officers, other than Mr. Angelson, who were employed by Moore Wallace after the combination with the company continued to participate in the Moore Wallace Supplemental Executive Retirement Plan – B (the “SERP-B”). The SERP-B provided a benefit of 6% of a participant’s annual earnings that are in excess of the maximum annual savings plan earnings allowed by law under Section 401(a)(17) of the Internal Revenue Code. Accrual of additional benefits under the SERP-B was frozen as of January 1, 2005 and all awards thereunder vested, subject to forfeiture in the event the executive is terminated for cause or enters into competition with the company following cessation of employment with Moore Wallace. Mr. Angelson ceased to accrue additional benefits under the SERP-B upon consummation of the combination.

Deductibility of Executive Compensation

Tax laws limit the deduction a publicly held company is allowed for compensation paid to the company’s chief executive officer and its other four most highly-compensated executive officers. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. The committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion the committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

CEO Compensation

William L. Davis—On February 27, 2004, in connection with the consummation of the combination of the company with Moore Wallace and the election of Mr. Angelson to the position of chief executive officer, Mr. Davis retired from his position as chairman, president and chief executive

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officer of the company. In connection with his retirement, the committee approved a Consulting and Release Agreement with Mr. Davis, pursuant to which Mr. Davis received a $2.1 million payment in exchange for consulting services to be provided and the release of any claims held by Mr. Davis. Under the terms of Mr. Davis’ 2001 employment agreement with the company, in connection with his retirement Mr. Davis received approximately $9.4 million, consisting of a $1.5 million lump sum payment in April 2004 and a $7.9 million lump sum payment in November 2004, in satisfaction of benefits accrued under the company’s unfunded Supplemental Benefit Plan. Mr. Davis is also entitled to benefits accrued under the company’s Retirement Benefit Plan.

Mark A. Angelson—Mr. Angelson’s 2004 compensation was determined in connection with the negotiation of the combination agreement between the company and Moore Wallace. It was a condition to the consummation of the acquisition that Mr. Angelson be available to serve as chief executive officer of the combined company. In determining the compensation package for Mr. Angelson, the committee considered his current compensation at Moore Wallace, the recommendation of independent compensation consultants, and the compensation programs in place for executives of the company. In 2004, Mr. Angelson was entitled to receive a minimum annual bonus of $2 million (two times his base salary). The committee awarded Mr. Angelson a bonus of $3 million based upon the bonus targets provided in Mr. Angelson’s employment contract, the company’s financial performance, the status of integration efforts and cost savings achieved as well as other factors and consideration of Mr. Angelson’s accomplishments during 2004. Under his employment agreement, Mr. Angelson received in February 2004 an option to purchase 1,000,000 shares of stock vesting in equal installments over four years, 310,000 restricted stock units (along with dividend equivalent rights) vesting in annual installments over five years and 300,000 performance units. The committee believes that Mr. Angelson’s total compensation package (and particularly his equity-based awards) closely aligns Mr. Angelson’s compensation to the creation and sustaining of stockholder value.

The Human Resources Committee

Thomas S. Johnson, Chairman

Robert F. Cummings

Lionel H. Schipper

Norman H. Wesley

Executive Agreements

The Angelson Agreement

In connection with the consummation of the combination of the company with Moore Wallace on February 27, 2004, Mark A. Angelson became chief executive officer of the company. Under the terms of an employment agreement between the company and Mr. Angelson, Mr. Angelson will receive a minimum annual base salary of $1,000,000, subject to annual review by the Human Resources Committee, and will be eligible to receive an annual bonus under the senior management annual incentive plan with a target bonus of 150% of his base salary. Mr. Angelson was guaranteed a minimum annual bonus for 2004 to be equal to at least twice his annual base salary (less any bonus amounts received by Mr. Angelson pursuant to any Moore Wallace bonus plan for any portion of 2004).

On February 27, 2004, Mr. Angelson was granted:

•	an option (the initial option) to purchase 1,000,000 shares of stock vesting in equal installments over four years;

•	310,000 restricted stock units along with dividend equivalent rights (the initial restricted stock units) vesting in 70,000 unit installments on the first, second and third anniversary after the date of grant and in 50,000 unit installments on the fourth and fifth anniversary after the date of grant; and

•	300,000 performance units (the initial performance units) in respect of stock.

The number of shares of stock payable with respect to 50% of the initial performance units is tied to the achievement of cost savings targets set forth in the employment agreement. The number of shares of common stock payable with respect to the other 50% of the initial performance units is tied to the achievement of normalized earnings per share targets set forth in the employment agreement. In each case, there is a minimum target that must be reached in order for Mr. Angelson to be entitled to receive any shares with respect to such initial performance units. Assuming that the minimum targets are achieved, Mr. Angelson will receive between one and three shares of stock for each initial performance unit, the precise number of shares to be determined by reference to the attainment, respectively, of the cost savings and normalized earnings per share targets set forth in the employment agreement. After the performance period, the earned performance units will be paid in

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stock or cash at the discretion of the Human Resources Committee. If paid in cash, the cash value for each earned performance unit will be equal to the fair market value of one share of the company’s common stock on the payment date. (See Detail Table 5: Long-Term Incentive Awards in 2004)

The employment agreement provides certain relocation benefits and further provides that Mr. Angelson will receive the same welfare and fringe benefits that were made available during 2003 to his predecessor as chief executive officer of the company. Mr. Angelson will also be entitled to receive, if he retires after completing at least five full years of continuous service, a retirement benefit to be paid to him annually during his lifetime commencing at age 60 (or, if later, at the date of termination of employment) equal to 25% of the average of the sums of his annual base salary plus annual bonus paid in the two calendar years out of the last five calendar years ended prior to the date of his retirement in which the sums of those items of compensation is the highest. The retirement benefit increases at a rate of 2% of such average annual cash compensation for each additional year of service beyond five years and is reduced by any amounts Mr. Angelson receives under the company’s retirement benefit plans. The retirement benefit will also be subject to actuarial reduction for commencement prior to age 62.5. If Mr. Angelson becomes entitled to this retirement benefit, he will also be entitled to receive the same medical benefits he would have received had he continued as the chief executive officer until he turns 65 or until he becomes eligible under another employer’s medical benefit plan, if earlier.

If the employment agreement is terminated by the company without cause or by Mr. Angelson for good reason, each as defined in the employment agreement, Mr. Angelson will be entitled to receive, among other things:

•	a lump sum cash payment equal to the sum of

–	two times the sum of (i) his annual base salary and (ii) the greater of his target annual bonus and actual annual bonus for the year immediately preceding his termination;

–	his target bonus for the year of termination prorated for the amount of service during the year of termination; and

–	his annual base salary and other obligations that are accrued and owing through the date of his termination;

•	continuation of participation in the company’s welfare benefit plans for two years; and

•	if such termination occurs prior to the fifth anniversary of the employment date, an annual retirement benefit, commencing at age 60, in an amount equal to 25% of his annual base salary and target bonus in effect on the date of his termination. Such benefit will be subject to reduction for commencement prior to age 62.5.

In addition, upon such termination by the company without cause or by Mr. Angelson for good reason: (i) all outstanding options will vest and become exercisable for a period of three years, or, if less, the remainder of their original terms on the date of termination, (ii) the initial restricted stock units will vest, (iii) the measurement date for purposes of calculating the payout under those initial performance units that are linked to cost savings will be the date of termination and (iv) the initial performance units that are linked to normalized earnings per share targets will vest and be payable, if at all, on the same terms and conditions that would have applied had Mr. Angelson’s employment not been terminated. The employment agreement also contains standard non-competition and non-solicitation covenants that survive during the term of the employment agreement and for a period of two years thereafter.

The employment agreement also provides for enhanced protections after a “change in control.” If Mr. Angelson’s employment is terminated by the company without cause or by Mr. Angelson for good reason within two years after a change in control, Mr. Angelson will be entitled to receive the same severance benefits listed above, except that the lump sum payment will be three times the sum of base salary and bonus (instead of two times) and the continuation of welfare benefits will be for three years (instead of two years) following termination of employment. In addition, upon a change in control (i) all outstanding options (including the initial option) and restricted stock units (including the initial restricted stock units) will vest in full, (ii) the measurement date for purposes of calculating the payout under the performance units that are linked to cost savings will be the date of the change in control (the actual cost savings achieved through such date) and (iii) the performance units that are linked to normalized earnings per share targets will vest and be payable, if at all, as reasonably determined based upon the company’s internal forecasts as to normalized earnings per share as of the date of the

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change in control. The initial options and all subsequent options will remain exercisable for a period of five years (or, if less, the remainder of their original term) following such termination of employment. The company is also obligated to make a gross-up payment to Mr. Angelson if he is subject to an excise tax under Section 4999 of the Code.

If Mr. Angelson retires after attaining age 60 and completing at least five years of service, he will receive his accrued salary and target bonus for the year of termination prorated for the amount of service during such year. He will also be entitled to additional vesting of his equity grants and he will be deemed to satisfy age and service requirements under any employee benefit plan, program or arrangement.

If Mr. Angelson’s employment terminates due to his death or disability, he (or his beneficiaries) will be entitled to his accrued salary and target bonus for that year prorated for the amount of service during such year, additional vesting of his equity grants, additional medical benefits, and, in the case of disability, 60% of his base salary (minus disability benefits provided by the company) until the end of the month when he becomes age 65, his retirement benefit and continued accrual of credited service for the purposes of the retirement benefit. Mr. Angelson will also be deemed to satisfy age and service requirements under any employee benefit plan, program or arrangement.

Other Executive Officer Agreements

The employment arrangements with the named executive officers, other than Mr. Angelson whose arrangement is set forth above, provide for their participation in the company’s compensation and benefit programs that are available to all management employees. The executive officers are also eligible to participate in certain executive-only benefit plans. Each executive’s employment agreement also sets forth such executive’s salary and target bonus percentage.

In the event of termination by the company without cause or a termination by the executive officer for good reason, each as defined in the executive’s employment agreement, Messrs. Cherry, Paloian, Quinlan and Theophilos are entitled to all amounts then owing to them plus an amount equal to one and one-half times their annualized total compensation payable over the 18-month period following the date of termination. In the event of a termination by the company without cause or a termination by the executive officer for good reason following a change of control of the company, each executive officer is entitled to severance payments as detailed in their employment agreements. The company’s acquisition of Moore Wallace constituted a change of control under the terms of the executives’ employment agreements. In connection with such terminations, Messrs. Cherry, Paloian, Quinlan and Theophilos are entitled to a continuation of all benefits. In addition, any outstanding stock options, grants, restricted stock awards or other equity grants, except for restricted stock units or incentive performance units, will vest 100% immediately (either as of the date of termination in the event of a termination by the company without cause or a termination by the named executive officer for good reason) or prior to a change of control of the company becoming effective (solely in the event that upon or in connection with such change of control of the company the named executive officer’s employment with the company is terminated by the company without cause or is terminated by the named executive officer for good reason). In the event of any such termination, the incentive performance units held by the executive officers will vest as described under “Detail Table 5: Long-Term Incentive Awards in 2004” and any unvested restricted stock units will be forfeited. The executive officers are also entitled to receive gross-up payments in the event that an excise tax is imposed on certain payments pursuant to Section 4999 of the Internal Revenue Code or any interest and penalties are incurred with respect to such excise tax. In the case of all of the named executive officers (except Mr. Angelson, whose gross-up is not subject to this limitation), no gross-up will be paid if the amount of the payments subject to the excise tax could be reduced by an amount equal to up to 10% of the total amount of the payments and thereby avoid imposition of the excise tax. In that case, the total payments owed to the named executive officer will be reduced by the amount necessary to avoid the imposition of the excise tax.

Pursuant to the terms of his agreement, Mr. Paloian was granted 25,000 incentive performance units on March 25, 2004 and an option to purchase 100,000 shares of common stock of the company on March 28, 2004. Mr. Paloian’s employment agreement also provided for a one-time payment of $400,000 and a guaranteed minimum bonus of $525,000 with respect to 2004.

Company Information

The Davis Agreement

On March 18, 1997, William L. Davis joined the company as chief executive officer and entered into an employment agreement with the company with an initial term ending on March 31, 2002. On November 30, 2001, the company and Mr. Davis entered into a new employment agreement, replacing the 1997 agreement. On July 28, 2003, the company announced that Mr. Davis had elected to retire from the company upon the election of his successor. On February 27, 2004, in connection with the consummation of the acquisition of Moore Wallace and the election of Mr. Angelson to the position of chief executive officer, Mr. Davis retired from the board and from his position as chairman, president and chief executive officer of the company. In connection with his retirement, Mr. Davis and the company entered into a Consulting and Release Agreement dated as of February 26, 2004. Under the Consulting and Release Agreement, Mr. Davis has agreed to be available to the company for consulting services during the rest of 2004, reaffirmed the obligations of confidentiality and non-competition described in the 2001 agreement, and granted in favor of the company a full release of any claims he might have had against the company except for any claims relating to benefits under plans available to Mr. Davis as a result of his retirement. The agreement provides that in addition to the rights and benefits granted to Mr. Davis in the 2001 agreement and the awards and grants made to him under both the 1997 and 2001 agreements, the company will pay him $2.1 million in exchange for consulting services and the release of claims.

In January 2003, Mr. Davis received a long term award, that under the terms of the Consulting and Release Agreement, was paid on a pro rata basis through his retirement date.

In the 2001 agreement, Mr. Davis was awarded 115,385 stock units, the last installment of which vested in March, 2004 and all of which was paid in stock on March 30, 2004.

The 2001 agreement required the company to grant annually to Mr. Davis a non-qualified stock option to purchase shares of company common stock determined as a percentage of his base salary, vesting over a four-year period. Vesting of these options, as well as options granted to Mr. Davis under the terms of his 1997 employment agreement, accelerated as a result of Mr. Davis’ retirement. In connection with his retirement and pursuant to the terms of his 2001 agreement, Mr. Davis received approximately $7.9 million in a lump sum on November 1, 2004. Mr. Davis also received approximately $1.5 million in a lump sum April 1, 2004 in satisfaction of benefits accrued under the Unfunded Supplement Benefit Plan. Mr. Davis is entitled to benefits accrued under the company’s Retirement Benefit Plan.

Certain Transactions

On January 6, 2005, pursuant to a board authorized share repurchase program, the company purchased 5,964,804 shares of common stock from Greenwich Street Capital Partners II, L.P., Greenwich Street Employees Fund, L.P., Greenwich Fund, L.P., GSCP Offshore Fund, L.P. and TRV Executive Fund, L.P. (collectively, the “GSC Entities”) for an aggregate price of approximately $200 million, which was at a 5% discount from the New York Stock Exchange closing price on December 31, 2004. The GSC Entities are affiliated with Alfred C. Eckert III who recused himself from the board’s consideration of the company’s repurchase.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the common stock of the company, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent shareholders are required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such forms furnished to the company, or written representations from the reporting persons that no Form 5 was required, the company believes that during 2004 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that one report on Form 4 relating to the receipt of an option to purchase 100,000 shares of the company’s common stock was filed late for Mr. Paloian.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31,

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2004. The committee has discussed with the company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the Independence Standards Board, Standard No. 1, as amended, and discussed with the independent registered public accounting firm its independence from management and the company. In considering the independence of the company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

During the course of the fiscal year ended December 31, 2004, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404) and related regulations. Management and the company’s independent registered public accounting firm kept the committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the committee provided advice to management during this progress.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

The Audit Committee

John C. Pope, Chairman

Gregory Q. Brown

Joan D. Manley

Bide L. Thomas

The Company’s Independent Registered Public Accounting Firm

Fees

Audit Fees — Deloitte & Touche LLP (Deloitte) was the company’s independent registered public accounting firm for the years ended December 31, 2004 and 2003. Total fees paid to Deloitte for audit services rendered during 2004 and 2003 were $11,047,926 and $1,469,855, respectively. The increase in audit fees in 2004 was primarily due to the acquisition of Moore Wallace in February 2004 and Section 404 compliance work.

Audit-Related Fees — Total fees paid to Deloitte for audit-related services rendered during 2004 and 2003 were $568,705 and $885,358, respectively, related primarily to due diligence for potential acquisitions.

Tax Fees — Total fees paid to Deloitte for tax services rendered during 2004 and 2003 were $337,076 and $431,202, respectively, related primarily to international and domestic tax compliance and other tax integration services.

All Other Fees — Total fees paid to Deloitte for all other services rendered during 2004 and 2003 were $0 and $187,581, respectively, primarily related to business review of controls surrounding systems implementation.

Audit Committee Pre-Approval Policy — The Audit Committee has policies and procedures that require the approval by the Audit Committee of all fees paid to, and all services performed by, the company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount and individual dollar amount per engagement, certain permitted non-audit services anticipated to be provided by the company’s independent registered public accounting firm. In the event permitted non-audit service amounts exceed a threshold established by the Audit Committee, the Audit Committee must specifically approve such excess amounts. The Audit Committee chairman has

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the authority to approve any services outside the specific pre-approved non-audit services and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted above were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein.

Submitting Stockholder Proposals and Nominations for

2006 Annual Meeting

Any proposals that stockholders wish to present at the 2006 Annual Meeting must be received by December 15, 2005 in order to be considered for inclusion in the company’s proxy materials. The 2006 Annual Meeting is currently scheduled to be held on May 25, 2006. The Corporate Responsibility & Governance Committee will consider stockholders’ nominees for the Board of Directors and stockholder proposals submitted for the meeting.

A stockholder wishing to nominate a candidate for election to the board, or make a proposal at the 2006 Annual Meeting, is required to give appropriate written notice to the secretary of the company, which must be received by the company between 60 to 90 days before the meeting. If notice or public announcement of the meeting date comes less than 75 days before the meeting, stockholders are allowed to submit a notice of nomination or proposal within ten days after the meeting date is announced.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal will be disregarded. All proposals or nominations should be addressed to: Secretary, R.R. Donnelley & Sons Company, 77 West Wacker Drive, Chicago, Illinois 60601-1696.

Discretionary Voting of Proxies on Other Matters

The company’s management does not currently intend to bring any proposals to the 2005 Annual Meeting other than the election of five directors and ratification of the auditors and does not expect any stockholder proposals other than those described here. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Theodore J. Theophilos, Secretary

Chicago, Illinois, April 14, 2005

R. R. DONNELLEY & SONS COMPANY

Audit Committee Charter

(amended and restated March 24, 2005)

I. Composition of the Audit Committee

The Audit Committee shall be comprised of at least three directors appointed by the Board of Directors, each of whom shall satisfy the independence and other applicable membership requirements under the rules of the New York Stock Exchange, Inc. and the U.S. Securities and Exchange Commission, as such requirements are interpreted by the Board of Directors in its business judgment.

II. Purposes and Function of the Audit Committee

A. The purposes of the Audit Committee are:

—To	assist the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company’s independent auditor, (4) the performance of the Company’s internal auditing department and the independent auditor and (5) the Company’s accounting and financial reporting principles and policies and internal controls and procedures; and

—To	prepare the report of the Committee required to be included in the Company’s annual proxy statement.

B. The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out audits, reviews (including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q) and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and all such members are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). Certain matters regarding the oversight of the Company’s compliance with legal and regulatory requirements may be delegated by the Board to other committees of the Board.

III. Meetings of the Audit Committee

In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately, periodically following regularly scheduled in person meetings with management, the head of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

IV. Duties and Powers of the Audit Committee

To carry out its purposes, the Audit Committee shall have the following duties and powers:

A. With respect to the independent auditor,

(1) To be directly responsible for the appointment, retention, termination, compensation and oversight of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting);

(2) To ensure partner rotation as required by law and to consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the audit firm itself;

(3) To pre-approve the engagement of the independent auditors to provide any audit or non-audit services consistent with the limitations on such services prescribed by law (with the power to delegate the authority to pre-approve any engagement to the Chair of the Audit Committee);

(4) To review the fees charged by the independent auditors for audit and non-audit services;

(5) To obtain and review, at least annually, a report from the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

(6) To ensure that the independent auditors prepare and deliver annually a Statement as to Independence (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement), to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s independent auditors and to take appropriate action in response to this Statement to satisfy itself of the independent auditors’ independence; and

(7) To instruct the independent auditors that the independent auditors are accountable to the Audit Committee and shall report directly to the Audit Committee.

B. With respect to the internal auditing department,

(1) To review the annual internal audit plan and the responsibilities, budget and staffing of the internal auditing department, including the appointment and replacement of the head of the internal auditing department;

(2) To advise the head of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of reports and, as appropriate, the entire report to management prepared by the internal auditing department and management’s response thereto; and

(3) To determine the policies for hiring within the Company’s internal auditing and finance departments any former employee of the Company’s independent audit firm.

C. With respect to financial reporting principles and policies and internal audit controls and procedures,

(1) To advise management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(2) To consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

(a) deficiencies noted in the audit in the design or operation of internal controls;

(b) consideration of fraud in a financial statement audit;

(c) detection of illegal acts;

(d) the independent auditor’s responsibility under generally accepted auditing standards;

(e) significant accounting policies;

(f) management judgments and accounting estimates;

(g) adjustments arising from the audit;

(h) the responsibility of the independent auditor for other information in documents containing audited financial statements;

(i) disagreements with management;

(j) consultation by management with other accountants;

(k) major issues discussed with management prior to retention of the independent auditor;

(l) difficulties encountered with management in performing the audit;

(m) the independent auditor’s judgments about the quality of the entity’s accounting principles; and

(n) reviews of interim financial information conducted by the independent auditor.

(3) To meet with management, the head of the internal auditing department and/or the independent auditors:

(a) to review the scope of the annual audit;

(b) to review the audited financial statements;

(c) to review any significant matters arising from any audit or report or communication referred to in items B 2. or C 2. above, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

(d) to review the form of opinion the independent auditors propose to render on the consolidated financial statements to the Board of Directors and shareholders;

(e) to review major issues regarding accounting principles and financial statement presentations, including any significant changes in the

Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

(f) to review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

(g) to review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company; and

(h) to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks, it being understood that it is the job of management to assess and manage the Company’s exposure to risk and that the Committee’s responsibility is to discuss guidelines and policies by which risk assessment and management is undertaken.

(4) To obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

(5) To review with the Company’s General Counsel the Company’s compliance policies and any significant legal matters that may have a material effect on the financial statements, including material notices to or inquiries received from governmental agencies; and

(6) To review with management risk management practices required for or implemented by the businesses, including risk management practices and plans in the event of the failure of information technology systems.

D. With respect to reporting and recommendations,

(1) To prepare any report, including any recommendation of the Audit Committee, required by the rules of the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statements;

(2) To meet to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditors and to review the Company’s specific disclosures made in “Management’s Discussion and Analysis” prior to any filing of such statements with the U.S. Securities and Exchange Commission;

(3) To review the contents of press releases reflecting financial information and earnings guidance, and the disclosures to be included in any conference call with analysts or the public relating to earnings, as well as financial information and earnings guidance provided to analysts and rating agencies, it being understood that such review may, in the discretion of the Committee, be done generally (i.e., by reviewing the types of information to be disclosed and the type of presentation to be made) and that the Audit Committee need not review in advance each earnings release or each instance in which the Company gives earnings guidance;

(4) To review disclosures made by the principal executive officer and the principal financial officer in conjunction with their obligations to certify reports pursuant to the Sarbanes-Oxley Act of 2002; and

(5) To establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

E. With respect to the Audit Committee,

(1) To review this Charter at least annually and recommend any changes to the Board of Directors;

(2) To maintain minutes and records of, and report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate; and

(3) To review annually the performance of the Audit Committee.

V. Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage independent auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

Admission Ticket

R.R. DONNELLEY & SONS COMPANY

Annual Meeting of Stockholders

Thursday, May 26, 2005 at 10:00 a.m. (local time)

Renaissance Ballroom

Renaissance Chicago O’Hare Hotel

8500 W. Bryn Mawr Avenue

Chicago, Illinois

This ticket admits the named stockholder(s) and one guest.

Photocopies will not be accepted. You may be asked for identification at the time of admission.

DETACH HERE

R.R. Donnelley & Sons Company PROXY/VOTING INSTRUCTION CARD

Chicago, Illinois

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 26, 2005.

P R O X Y

The undersigned hereby appoints Glenn R. Richter and Suzanne S. Bettman, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of R.R. Donnelley & Sons Company to be held on May 26, 2005, at ten o’clock a.m., Chicago time, and at any adjournments thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present.

Please indicate your vote with respect to the election of Directors and the other proposals on the reverse. Nominees for Directors are: (01) Judith H. Hamilton, (02) Michael T. Riordan and (03) Bide L. Thomas.

Your vote is important! Please sign and date on the reverse and return promptly in the enclosed postage-paid envelope.

This card also provides voting instructions for shares held in the Dividend Reinvestment Plan, shares held for the benefit of RR Donnelley employees in the RR Donnelley Stock Funds, the Tax Credit Stock Ownership Plan, the RR Donnelley Employee Monthly Investment Plan and the Moore Wallace Stock Purchase Plan.

Comments:

(If you have written in the above space, please mark the “Comments” box on the reverse of this card.)

R.R. Donnelley & Sons Company

c/o EquiServe Trust Company, N.A.

P.O. Box 8250

Edison NJ 08818-8250

The EquiServe Vote-by-Internet-and Vote-by-Telephone systems can be accessed

24 hours a day, seven days a week until midnight the night before the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to

http://www.eproxyvote.com/rrd

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

7827

X Please mark

votes as in

this example.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR Proposal 1, FOR Proposal 2, and AGAINST Proposal 3.

1. Election of Directors: 01 Judith H. Hamilton, 02 Michael T. Riordan and 03 Bide L. Thomas. 2. Ratification of the Company’s auditors.

FOR

AGAINST

ABSTAIN

FOR

WITHHELD FOR AGAINST ABSTAIN

For all nominees except as noted above 3. Stockholder proposal to subject non-deductible executive compensation to stockholder vote.

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

CHANGE OF ADDRESS/

COMMENTS ON REVERSE SIDE

WILL ATTEND MEETING

NOTE: Please mark, sign, date and promptly return this proxy card in the enclosed envelope. Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Signature: Date: Signature: Date: